Exhibit 99.3

THE ESTÉE LAUDER COMPANIES INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

All other schedules are omitted because they are not applicable or the required information is included in the consolidated financial statements or notes thereto.

Management’s Report on Internal Control over Financial Reporting

Management of The Estée Lauder Companies Inc. (including its subsidiaries) (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rules13a-15(f) of the Securities Exchange Act of 1934, as amended).

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Under the supervision of and with the participation of the Chief Executive Officer and the Chief Financial Officer, the Company’s management conducted an assessment of the effectiveness of the Company’s internal control over financial reporting based on the framework and criteria established in Internal Control—Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, the Company’s management has concluded that, as of June 30, 2005, the Company’s internal control over financial reporting was effective.

KPMG LLP, the independent registered public accounting firm that audits the Company’s consolidated financial statements has issued its attestation report on management’s assessment of internal control over financial reporting. That attestation report follows this report.

/s/ William P. Lauder	/s/ Richard W. Kunes
William P. Lauder	Richard W. Kunes
President and Chief Executive Officer	Executive Vice President and Chief Financial Officer
August 23, 2005

Report of Independent Registered Public Accounting Firm on Internal Control over Financial Reporting

The Board of Directors and Stockholders
The Estée Lauder Companies Inc.:

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that The Estée Lauder Companies Inc. maintained effective internal control over financial reporting as of June 30, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Estée Lauder Companies Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that The Estée Lauder Companies Inc. maintained effective internal control over financial reporting as of June 30, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, The Estée Lauder Companies Inc. maintained, in all material respects, effective internal control over financial reporting as of June 30, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of The Estée Lauder Companies Inc. and subsidiaries as of June 30, 2005 and 2004, and the related consolidated statements of earnings, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2005, and our report dated August 23, 2005 expressed an unqualified opinion on those consolidated financial statements. Our report also refers to the adoption of the provisions of Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” effective July 1, 2003.

/s/ KPMG LLP
New York, New York
August 23, 2005

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
The Estée Lauder Companies Inc.:

We have audited the accompanying consolidated balance sheets of The Estée Lauder Companies Inc. and subsidiaries as of June 30, 2005 and 2004, and the related consolidated statements of earnings, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2005. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed on the index on page F-1. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Estée Lauder Companies Inc. and subsidiaries as of June 30, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2005, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 8 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” effective July 1, 2003.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of The Estée Lauder Companies Inc.’s internal control over financial reporting as of June 30, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated August 23, 2005 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

/s/ KPMG LLP
New York, New York
August 23, 2005, except for Note 20, which is as of January 25, 2006

THE ESTÉE LAUDER COMPANIES INC.
CONSOLIDATED STATEMENTS OF EARNINGS

	Year Ended June 30
	2005	2004	2003
	(In millions, except per share data)
Net Sales	$6,280.0	$5,741.5	$5,049.8
Cost of sales	1,602.8	1,464.3	1,313.3
Gross Profit	4,677.2	4,277.2	3,736.5
Operating expenses:
Selling, general and administrative	3,950.4	3,609.5	3,185.4
Special charges	—	—	22.0
Related party royalties	—	18.8	20.3
	3,950.4	3,628.3	3,227.7
Operating Income	726.8	648.9	508.8
Interest expense, net	13.9	27.1	8.1
Earnings before Income Taxes, Minority Interest and Discontinued Operations	712.9	621.8	500.7
Provision for income taxes	293.7	234.4	164.9
Minority interest, net of tax	(9.3)	(8.9)	(6.7)
Net Earnings from Continuing Operations	409.9	378.5	329.1
Discontinued operations, net of tax	(3.8)	(36.4)	(9.3)
Net Earnings	406.1	342.1	319.8
Preferred stock dividends	—	—	23.4
Net Earnings Attributable to Common Stock	$406.1	$342.1	$296.4
Basic net earnings per common share:
Net earnings attributable to common stock from continuing operations	$1.82	$1.66	$1.31
Discontinued operations, net of tax	(.02)	(.16)	(.04)
Net earnings attributable to common stock	$1.80	$1.50	$1.27
Diluted net earnings per common share:
Net earnings attributable to common stock from continuing operations	$1.80	$1.64	$1.30
Discontinued operations, net of tax	(.02)	(.16)	(.04)
Net earnings attributable to common stock	$1.78	$1.48	$1.26
Weighted average common shares outstanding:
Basic	225.3	228.2	232.6
Diluted	228.6	231.6	234.7

See notes to consolidated financial statements.

THE ESTÉE LAUDER COMPANIES INC.
CONSOLIDATED BALANCE SHEETS

	June 30
	2005	2004
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$553.3	$611.6
Accounts receivable, net	776.6	664.9
Inventory and promotional merchandise, net	768.3	653.5
Prepaid expenses and other current assets	204.4	269.2
Total current assets	2,302.6	2,199.2
Property, Plant and Equipment, net	694.2	647.0
Other Assets
Investments, at cost or market value	12.3	12.6
Goodwill, net	720.6	672.3
Other intangible assets, net	71.8	71.9
Other assets, net	84.3	105.1
Total other assets	889.0	861.9
Total assets	$3,885.8	$3,708.1
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Short-term debt	$263.6	$73.8
Accounts payable	249.4	267.3
Accrued income taxes	109.9	109.4
Other accrued liabilities	874.8	871.5
Total current liabilities	1,497.7	1,322.0
Noncurrent Liabilities
Long-term debt	451.1	461.5
Other noncurrent liabilities	228.4	175.6
Total noncurrent liabilities	679.5	637.1
Commitments and Contingencies (see Note 14)
Minority interest	15.8	15.5
Stockholders’ Equity
Common stock, $.01 par value; 650,000,000 shares Class A authorized; shares issued: 159,837,545 at June 30, 2005 and 150,969,807 at June 30, 2004; 240,000,000 shares Class B authorized; shares issued and outstanding: 87,640,901 at June 30, 2005 and 93,012,901 at June 30, 2004	2.5	2.4
Paid-in capital	465.2	382.3
Retained earnings	2,203.2	1,887.2
Accumulated other comprehensive income	9.4	10.5
	2,680.3	2,282.4
Less: Treasury stock, at cost; 27,174,160 Class A shares at June 30, 2005 and 16,455,660 Class A shares at June 30, 2004	(987.5)	(548.9)
Total stockholders’ equity	1,692.8	1,733.5
Total liabilities and stockholders’ equity	$3,885.8	$3,708.1

See notes to consolidated financial statements.

THE ESTÉE LAUDER COMPANIES INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
AND COMPREHENSIVE INCOME

	Year Ended June 30
	2005	2004	2003
	(In millions)
STOCKHOLDERS’ EQUITY
Common stock, beginning of year	$2.4	$2.4	$2.4
Stock compensation programs	0.1	—	—
Common stock, end of year	2.5	2.4	2.4
Paid-in capital, beginning of year	382.3	293.7	268.8
Stock compensation programs	82.9	88.6	24.9
Paid-in capital, end of year	465.2	382.3	293.7
Retained earnings, beginning of year	1,887.2	1,613.6	1,363.7
Preferred stock dividends	—	—	(23.4)
Common stock dividends	(90.1)	(68.5)	(46.5)
Net earnings for the year	406.1	342.1	319.8
Retained earnings, end of year	2,203.2	1,887.2	1,613.6
Accumulated other comprehensive income (loss), beginning of year	10.5	(53.1)	(92.5)
Other comprehensive income (loss)	(1.1)	63.6	39.4
Accumulated other comprehensive income (loss), end of year	9.4	10.5	(53.1)
Treasury stock, beginning of year	(548.9)	(433.0)	(80.5)
Acquisition of treasury stock	(438.6)	(115.9)	(352.5)
Treasury stock, end of year	(987.5)	(548.9)	(433.0)
Total stockholders’ equity	$1,692.8	$1,733.5	$1,423.6
COMPREHENSIVE INCOME
Net earnings	$406.1	$342.1	$319.8
Other comprehensive income (loss):
Net unrealized investment gains (losses)	0.3	(0.6)	0.8
Net derivative instrument gains	1.8	11.7	7.6
Net minimum pension liability adjustments	(11.4)	16.0	(20.3)
Translation adjustments	8.2	36.5	51.3
Other comprehensive income (loss)	(1.1)	63.6	39.4
Total comprehensive income	$405.0	$405.7	$359.2

See notes to consolidated financial statements.

THE ESTÉE LAUDER COMPANIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended June 30
	2005	2004	2003
	(In millions)
Cash Flows from Operating Activities
Net earnings	$406.1	$342.1	$319.8
Adjustments to reconcile net earnings to net cash flows provided by operating activities from continuing operations:
Depreciation and amortization	196.7	191.7	174.8
Deferred income taxes	104.9	18.3	36.5
Minority interest	9.3	8.9	6.7
Non-cash stock compensation	(1.2)	7.9	1.5
Loss on disposal of fixed assets	9.8	5.6	5.5
Discontinued operations	—	33.3	—
Other non-cash items	1.1	0.8	0.9
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable, net	(106.6)	(18.4)	38.6
Increase in inventory and promotional merchandise, net	(105.1)	(45.7)	(15.7)
Decrease (increase) in other assets	6.0	16.2	(15.3)
Increase (decrease) in accounts payable	(23.9)	29.8	(8.4)
Increase in accrued income taxes	21.0	17.3	5.4
Increase (decrease) in other accrued liabilities	(47.5)	75.5	52.7
Increase (decrease) in other noncurrent liabilities	8.6	(7.9)	(44.4)
Net cash flows provided by operating activities of continuing operations	479.2	675.4	558.6
Cash Flows from Investing Activities
Capital expenditures	(229.6)	(212.1)	(168.6)
Acquisition of businesses, net of acquired cash	(7.1)	(4.4)	(50.4)
Proceeds from divestitures	—	3.0	—
Proceeds from disposition of long-term investments	—	—	21.0
Purchases of long-term investments	(0.3)	(0.1)	—
Net cash flows used for investing activities of continuing operations	(237.0)	(213.6)	(198.0)
Cash Flows from Financing Activities
Increase (decrease) in short-term debt, net	158.6	(2.0)	2.9
Proceeds from issuance of long-term debt, net	—	195.5	—
Proceeds from the net settlement of treasury lock agreements	—	15.0	—
Repayments and redemptions of long-term debt	(2.5)	(293.7)	(135.8)
Net proceeds from employee stock transactions	80.6	61.4	16.7
Payments to acquire treasury stock	(438.6)	(115.9)	(352.5)
Dividends paid to stockholders	(90.1)	(68.5)	(81.7)
Distributions made to minority holders of consolidated subsidiaries	(8.4)	(7.8)	(4.6)
Net cash flows used for financing activities of continuing operations	(300.4)	(216.0)	(555.0)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	1.0	4.2	11.6
Cash flows used for discontinued operations	(1.1)	(2.5)	—
Net Increase (Decrease) in Cash and Cash Equivalents	(58.3)	247.5	(182.8)
Cash and Cash Equivalents at Beginning of Year	611.6	364.1	546.9
Cash and Cash Equivalents at End of Year	$553.3	$611.6	$364.1
Supplemental disclosures of cash flow information (see Note 16)
Cash paid during the year for:
Interest	$23.1	$35.9	$17.7
Income Taxes	$164.4	$193.1	$134.7

See notes to consolidated financial statements.

THE ESTÉE LAUDER COMPANIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – DESCRIPTION OF BUSINESS

The Estée Lauder Companies Inc. manufactures, markets and sells skin care, makeup, fragrance and hair care products around the world. Products are marketed under the following brand names: Estée Lauder, Clinique, Aramis, Prescriptives, Origins, M•A•C, Bobbi Brown, La Mer, Aveda, Stila, Jo Malone, Bumble and bumble, Darphin, Rodan + Fields, American Beauty, Flirt!, Good Skin™, Donald Trump The Fragrance and Grassroots. The Estée Lauder Companies Inc. is also the global licensee of the Tommy Hilfiger, Donna Karan and Michael Kors brand names for fragrances and cosmetics.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of The Estée Lauder Companies Inc. and its subsidiaries (collectively, the “Company”) as continuing operations, with the exception of the operating results of its reporting unit that sold jane brand products, which have been reflected as discontinued operations for fiscal 2004 and 2003 (see Note 4). All significant intercompany balances and transactions have been eliminated.

Subsequent to June 30, 2005, the Company committed to a plan to sell the assets and operations of its reporting unit that markets and sells Stila brand products and to actively seek a buyer for the brand (see Note 20).

Certain amounts in the consolidated financial statements of prior years have been reclassified to conform to current year presentation for comparative purposes.

Net Earnings Per Common Share

For the years ended June 30, 2005 and 2004, net earnings per common share (“basic EPS”) is computed by dividing net earnings, which includes preferred stock dividends, by the weighted average number of common shares outstanding and contingently issuable shares (which satisfy certain conditions). For the year ended June 30, 2003, basic EPS is computed by dividing net earnings, after deducting preferred stock dividends on the Company’s $6.50 Cumulative Redeemable Preferred Stock (which was outstanding during such fiscal year and exchanged for the 2015 Preferred Stock in fiscal 2004), by the weighted average number of common shares outstanding and contingently issuable shares (which satisfy certain conditions). Net earnings per common share assuming dilution (“diluted EPS”) is computed by reflecting potential dilution from the exercise of stock options.

A reconciliation between the numerators and denominators of the basic and diluted EPS computations is as follows:

	Year Ended June 30
	2005	2004	2003
	(In millions, except per share data)
Numerator:
Net earnings from continuing operations	$409.9	$378.5	$329.1
Preferred stock dividends	—	—	(23.4)
Net earnings attributable to common stock from continuing operations	409.9	378.5	305.7
Discontinued operations, net of tax	(3.8)	(36.4)	(9.3)
Net earnings attributable to common stock	$406.1	$342.1	$296.4

THE ESTÉE LAUDER COMPANIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Denominator:
Weighted average common shares outstanding – Basic	225.3	228.2	232.6
Effect of dilutive securities: Stock options	3.3	3.4	2.1
Weighted average common shares outstanding – Diluted	228.6	231.6	234.7

	Year Ended June 30
	2005	2004	2003
	(In millions, except per share data)
Basic net earnings per common share:
Net earnings from continuing operations	$1.82	$1.66	$1.31
Discontinued operations, net of tax	(.02)	(.16)	(.04)
Net earnings	$1.80	$1.50	$1.27
Diluted net earnings per common share:
Net earnings from continuing operations	$1.80	$1.64	$1.30
Discontinued operations, net of tax	(.02)	(.16)	(.04)
Net earnings	$1.78	$1.48	$1.26

As of June 30, 2005, 2004 and 2003, options to purchase 12.5 million, 6.6 million and 13.6 million shares, respectively, of Class A Common Stock were not included in the computation of diluted EPS because the exercise prices of those options were greater than the average market price of the common stock and their inclusion would be anti-dilutive. The options were still outstanding at the end of the applicable periods.

Cash and Cash Equivalents

Cash and cash equivalents include $332.9 million and $187.2 million of short-term time deposits at June 30, 2005 and 2004, respectively. The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable is stated net of the allowance for doubtful accounts and customer deductions of $28.9 million and $30.1 million as of June 30, 2005 and 2004, respectively.

Currency Translation and Transactions

All assets and liabilities of foreign subsidiaries and affiliates are translated at year-end rates of exchange, while revenue and expenses are translated at weighted average rates of exchange for the year. Unrealized translation gains or losses are reported as cumulative translation adjustments through other comprehensive income. Such adjustments amounted to $8.2 million, $36.5 million and $51.3 million of unrealized translation gains in fiscal 2005, 2004 and 2003, respectively.

The Company enters into forward foreign exchange contracts and foreign currency options to hedge foreign currency transactions for periods consistent with its identified exposures. Accordingly, the Company categorizes these instruments as entered into for purposes other than trading.

The accompanying consolidated statements of earnings include net exchange losses of $15.8 million, $14.5 million and $15.0 million in fiscal 2005, 2004 and 2003, respectively.

THE ESTÉE LAUDER COMPANIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Inventory and Promotional Merchandise

Inventory and promotional merchandise only includes inventory considered saleable or usable in future periods, and is stated at the lower of cost or fair-market value, with cost being determined on the first-in, first-out method. Cost components include raw materials, componentry, direct labor and overhead (e.g., indirect labor, utilities, depreciation, purchasing, receiving, inspection and warehousing) as well as inbound freight. Promotional merchandise is charged to expense at the time the merchandise is shipped to the Company’s customers.

	June 30
	2005	2004
	(In millions)
Inventory and promotional merchandise consists of:
Raw materials	$149.9	$148.1
Work in process	43.2	36.5
Finished goods	403.4	317.7
Promotional merchandise	171.8	151.2
	$768.3	$653.5

Property, Plant and Equipment

Property, plant and equipment is carried at cost less accumulated depreciation and amortization. For financial statement purposes, depreciation is provided principally on the straight-line method over the estimated useful lives of the assets ranging from 3 to 40 years. Leasehold improvements are amortized on a straight-line basis over the shorter of the lives of the respective leases or the expected useful lives of those improvements.

	June 30
Asset (Useful Life)	2005	2004
	(In millions)
Land	$13.6	$13.6
Buildings and improvements (10 to 40 years)	160.8	160.9
Machinery and equipment (3 to 10 years)	721.2	661.1
Furniture and fixtures (5 to 10 years)	109.1	101.9
Leasehold improvements	703.9	630.3
	1,708.6	1,567.8
Less accumulated depreciation and amortization	1,014.4	920.8
	$694.2	$647.0

Depreciation and amortization of property, plant and equipment was $186.3 million, $175.1 million and $155.2 million in fiscal 2005, 2004 and 2003, respectively. Depreciation and amortization related to the Company’s manufacturing process is included in cost of sales and all other depreciation and amortization is included in selling, general and administrative expenses in the accompanying consolidated statements of earnings.

Goodwill and Other Intangible Assets

The Company follows the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets.” These statements

THE ESTÉE LAUDER COMPANIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

established financial accounting and reporting standards for acquired goodwill and other intangible assets. Specifically, the standards address how acquired intangible assets should be accounted for both at the time of acquisition and after they have been recognized in the financial statements. In accordance with SFAS No. 142, intangible assets, including purchased goodwill, must be evaluated for impairment. Those intangible assets that will continue to be classified as goodwill or as other intangibles with indefinite lives are no longer amortized.

In accordance with SFAS No. 142, the impairment testing is performed in two steps: (i) the Company determines impairment by comparing the fair value of a reporting unit with its carrying value, and (ii) if there is an impairment, the Company measures the amount of impairment loss by comparing the implied fair value of goodwill with the carrying amount of that goodwill. To determine fair value, the Company relied on three valuation models: guideline public companies, acquisition analysis and discounted cash flow. For goodwill valuation purposes only, the revised fair value of a reporting unit would be allocated to the assets and liabilities of the business unit to arrive at an implied fair value of goodwill, based upon known facts and circumstances, as if the acquisition occurred at that time.

In February 2004, the Company sold the assets and operations of its reporting unit that sold jane brand products. Based on an assessment of the tangible and intangible assets of this business, the Company determined that the carrying amount of these assets as then reflected on the Company’s consolidated balance sheet exceeded their estimated fair value. In accordance with the assessment, the Company recorded a goodwill impairment charge in the amount of $26.4 million for fiscal 2004, which is reported as a component of discontinued operations in the accompanying consolidated statements of earnings. This write-down primarily impacted the Company’s makeup product category and the Americas region.

Goodwill

The Company assigns goodwill of a reporting unit to the product category in which that reporting unit predominantly operates at the time of its acquisition. The change in the carrying amount of goodwill is as follows:

	Year Ended or at June 30
(In millions)	2003	Additions	Reductions	2004	Additions	Reductions	2005
Skin Care	$14.0	$1.0	$—	$15.0	$4.0	$—	$19.0
Makeup	342.2	—	(26.4)	315.8	2.8	—	318.6
Fragrance	15.5	—	—	15.5	39.7	—	55.2
Hair Care	323.6	2.4	—	326.0	1.8	—	327.8
Total	$695.3	$3.4	$(26.4)	$672.3	$48.3	$—	$720.6

Included in fiscal 2005 additions to goodwill was $37.7 million related to an expected payment to be made in fiscal 2006 to satisfy an earn-out provision related to the Company’s acquisition of Jo Malone Limited in October 1999.

Other Intangible Assets

Other intangible assets include trademarks and patents, as well as license agreements and other intangible assets resulting from or related to businesses purchased by the Company. Indefinite lived assets (e.g., trademarks) are not subject to amortization and are evaluated annually for impairment or sooner if certain events or circumstances indicate a potential impairment. Patents are amortized on a straight-line basis over

THE ESTÉE LAUDER COMPANIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the shorter of the legal term or the useful life of the patent, approximately 20 years. Other intangible assets (e.g., non-compete agreements, customer lists) are amortized on a straight-line basis over their expected period of benefit, approximately 5 years to 8 years. Intangible assets related to license agreements are amortized on a straight-line basis over their useful lives based on the terms of their respective agreements, currently approximately 10 years to 16 years, and are subject to periodic impairment testing.

Other intangible assets consist of the following:

	June 30, 2005
	Gross Carrying Value	Accumulated Amortization	Total Net Book Value
	(In millions)
License agreements	$42.9	$15.5	$27.4
Trademarks and other	49.5	5.3	44.2
Patents	0.5	0.3	0.2
Total	$92.9	$21.1	$71.8

	June 30, 2004
	Gross Carrying Value	Accumulated Amortization	Total Net Book Value
	(In millions)
License agreements	$40.3	$11.4	$28.9
Trademarks and other	48.6	5.6	43.0
Patents	0.5	0.5	—
Total	$89.4	$17.5	$71.9

The aggregate amortization expenses related to amortizable intangible assets for the years ended June 30, 2005, 2004 and 2003 were $4.6 million, $4.0 million and $1.9 million, respectively. The estimated aggregate amortization expense for each of the next five fiscal years is as follows:

	Estimated Expense in Fiscal
	2006	2007	2008	2009	2010
	(In millions)
Aggregate amortization expense	$4.7	$4.7	$4.7	$3.3	$3.0

Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets in question may not be recoverable. An impairment would be recorded in circumstances where undiscounted cash flows expected to be generated by an asset are less than the carrying value of that asset.

THE ESTÉE LAUDER COMPANIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accumulated Other Comprehensive Income (Loss)

The components of accumulated other comprehensive income (loss) (“OCI”) included in the accompanying consolidated balance sheets consist of the following:

	Year Ended June 30
	2005	2004	2003
	(In millions)
Net unrealized investment gains (losses), beginning of year	$0.1	$0.7	$(0.1)
Unrealized investment gains (losses)	0.5	(1.0)	1.4
Benefit (provision) for deferred income taxes	(0.2)	0.4	(0.6)
Net unrealized investment gains, end of year	0.4	0.1	0.7
Net derivative instruments, beginning of year	10.2	(1.5)	(9.1)
Gain (loss) on derivative instruments	(9.1)	1.6	(1.6)
Benefit (provision) for deferred income taxes on derivative instruments	3.0	(1.4)	0.5
Reclassification to earnings during the year	11.8	17.2	13.3
Provision for deferred income taxes on reclassification	(3.9)	(5.7)	(4.6)
Net derivative instruments, end of year	12.0	10.2	(1.5)
Net minimum pension liability adjustments, beginning of year	(24.6)	(40.6)	(20.3)
Minimum pension liability adjustments	(15.5)	26.6	(30.8)
Benefit (provision) for deferred income taxes	4.1	(10.6)	10.5
Net minimum pension liability adjustments, end of year	(36.0)	(24.6)	(40.6)
Cumulative translation adjustments, beginning of year	24.8	(11.7)	(63.0)
Translation adjustments	8.2	36.5	51.3
Cumulative translation adjustments, end of year	33.0	24.8	(11.7)
Accumulated other comprehensive income (loss)	$9.4	$10.5	$(53.1)

Of the $12.0 million, net of tax, derivative instrument gain recorded in OCI at June 30, 2005, $9.0 million, net of tax, related to the proceeds from the settlement of the treasury lock agreements upon the issuance of the 5.75% Senior Notes which will be reclassified to earnings as an offset to interest expense over the 30-year life of the debt and $3.0 million, net of tax, related to gains from forward and option contracts which the Company will reclassify to earnings during the next twelve months.

Revenue Recognition

Revenues from merchandise sales are recognized upon transfer of ownership, including passage of title to the customer and transfer of the risk of loss related to those goods. In the Americas region, sales are generally recognized at the time the product is shipped to the customer and, in the Europe, Middle East & Africa and Asia/Pacific regions, sales are generally recognized based upon the customer’s receipt. In certain circumstances, transfer of title takes place at the point of sale (e.g., at the Company’s retail stores).

THE ESTÉE LAUDER COMPANIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Sales are reported on a net sales basis, which is computed by deducting from gross sales the amount of actual product returns received, discounts, incentive arrangements with retailers and an amount established for anticipated product returns. The Company’s practice is to accept product returns from retailers only if properly requested, authorized and approved. In accepting returns, the Company typically provides a credit to the retailer against accounts receivable from that retailer. As a percentage of gross sales, returns were 4.6%, 4.6% and 5.0% in fiscal 2005, 2004 and 2003, respectively.

Payments to Customers

The Company is subject to the provisions of Emerging Issues Task Force (“EITF”) Issue No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).” In accordance with this guidance, the Company has recorded the revenues generated from purchase with purchase promotions as sales and the costs of its purchase with purchase and gift with purchase promotions as cost of sales. Certain other incentive arrangements require the payment of a fee to customers based on their attainment of pre-established sales levels. These fees have been recorded as a reduction of net sales in the accompanying consolidated statements of earnings and were not material to the results of operations in any period presented.

The Company enters into transactions related to advertising, product promotions and demonstrations, some of which involve cooperative relationships with customers. These activities may be arranged either with unrelated third parties or in conjunction with the customer. The Company’s share of the cost of these transactions (regardless of to whom they were paid) are reflected in selling, general and administrative expenses in the accompanying consolidated statements of earnings and were approximately $898 million, $838 million and $786 million in fiscal 2005, 2004 and 2003, respectively.

Advertising and Promotion

Costs associated with advertising are expensed during the year as incurred. Global advertising expenses, which primarily include television, radio and print media, and promotional expenses, such as products used as sales incentives, were $1,793.7 million, $1,595.5 million and $1,401.1 million in fiscal 2005, 2004 and 2003, respectively. These amounts include activities relating to purchase with purchase and gift with purchase promotions that are reflected in net sales and cost of sales.

Advertising and promotional expenses included in operating expenses were $1,577.1 million, $1,410.4 million and $1,202.9 million in fiscal 2005, 2004 and 2003, respectively.

Research and Development

Research and development costs, which amounted to $72.3 million, $67.2 million and $60.8 million in fiscal 2005, 2004 and 2003, respectively, are expensed as incurred.

Operating Leases

The Company recognizes rent expense from operating leases with periods of free and scheduled rent increases on a straight-line basis over the applicable lease term. The Company considers lease renewals in the useful life of its leasehold improvements when such renewals are reasonably assured. From time to time, the Company may receive capital improvement funding from its lessors. These amounts are recorded as deferred liabilities and amortized over the remaining lease term as a reduction of rent expense.

THE ESTÉE LAUDER COMPANIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Generally, leasing is not a significant portion of the Company’s business, however, in connection with a February 7, 2005 letter from the Office of the Chief Accountant of the Securities and Exchange Commission to the American Institute of Certified Public Accountants expressing its views of existing accounting literature related to lease accounting, the Company has completed a review of its lease accounting policies. The Company has determined that any changes to its previous practices would not result in a material impact on its results of operations and statements of financial position and cash flows for the current period or any individual prior year. Accordingly, the Company’s consolidated financial statements for prior periods have not been restated.

Related Party Royalties and Trademarks

On April 24, 2004, Mrs. Estée Lauder passed away. As a result, the royalty payments previously made to her since 1969 in connection with the Company’s purchase of the “Estée Lauder” trademark outside the United States ceased to accrue. Royalty payments totaling $18.8 million and $20.3 million have been charged to expense in fiscal 2004 and 2003, respectively.

License Arrangements

The Company’s license agreements provide the Company with worldwide rights to manufacture, market and sell beauty and beauty-related products (or particular categories thereof) using the licensors’ trademarks. The licenses typically have an initial term of approximately 2 years to 11 years, and are renewable subject to the Company’s compliance with the license agreement provisions. The remaining terms, including the potential renewal periods, range from approximately 3 years to 25 years. Under each license, the Company is required to pay royalties to the licensor, at least annually, based on net sales to third parties.

Most of the Company’s licenses were entered into to create new business. In some cases, the Company acquired, or entered into, a license where the licensor or another licensee was operating a pre-existing beauty products business. In those cases, intangible assets are capitalized and amortized over their useful lives based on the terms of the agreement and are subject to periodic impairment testing.

Stock-Based Compensation

The Company observes the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), by continuing to apply the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”).

The Company applies the intrinsic value method as outlined in APB No. 25 and related interpretations in accounting for stock options and share units granted under these programs. Under the intrinsic value method, no compensation expense is recognized if the exercise price of the Company’s employee stock options equals the market price of the underlying stock on the date of the grant. Accordingly, no compensation cost has been recognized on options granted to employees. SFAS No. 123 requires that the Company provide pro forma information regarding net earnings and net earnings per common share as if compensation cost for the Company’s stock option programs had been determined in accordance with the fair value method prescribed therein. The Company adopted the disclosure portion of SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” requiring quarterly SFAS No. 123 pro forma disclosure. The pro forma charge for compensation cost related to stock options granted is recognized over the service period. The service period represents the period of time between the

THE ESTÉE LAUDER COMPANIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

date of grant and the date each option becomes exercisable without consideration of acceleration provisions (e.g., retirement, change of control, etc.). The following table illustrates the effect on net earnings and earnings per common share as if the fair value method had been applied to all outstanding awards in each period presented.

	Year Ended June 30
	2005	2004(i)	2003
	(In millions, except per share data)
Net earnings attributable to common stock, as reported	$406.1	$342.1	$296.4
Deduct: Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	21.8	31.4	22.9
Pro forma net earnings attributable to common stock	$384.3	$310.7	$273.5
Earnings per common share:
Net earnings per common share – Basic, as reported	$1.80	$1.50	$1.27
Net earnings per common share – Basic, pro forma	$1.71	$1.36	$1.18
Net earnings per common share – Diluted, as reported	$1.78	$1.48	$1.26
Net earnings per common share – Diluted, pro forma	$1.67	$1.34	$1.16

(i)             Fiscal 2004 pro forma compensation cost includes the acceleration of exercisability of options held by an executive who retired on June 30, 2004 based on the original terms of the option grants.

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	Year Ended June 30
	2005	2004	2003
Average expected volatility	32%	31%	31%
Average expected option life	7 years	7 years	7 years
Average risk-free interest rate	3.9%	3.7%	4.2%
Average dividend yield	.7%	.6%	.6%

Concentration of Credit Risk

The Company is a worldwide manufacturer, marketer and distributor of skin care, makeup, fragrance and hair care products. Domestic and international sales are made primarily to department stores, perfumeries and specialty retailers. The Company grants credit to all qualified customers and does not believe it is exposed significantly to any undue concentration of credit risk.

For the fiscal years ended June 30, 2005, 2004 and 2003, the Company’s three largest customers accounted for an aggregate of 22%, 22% and 24%, respectively, of net sales. No single customer accounted for more than 10% of the Company’s net sales during fiscal 2005, 2004, or 2003. The Company’s two largest customers, Federated Department Stores, Inc. and The May Department Stores Company, are in the process of merging and have stated that they expect the merger to be completed in calendar 2005.

THE ESTÉE LAUDER COMPANIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Additionally, as of June 30, 2005 and 2004, the Company’s three largest customers accounted for an aggregate of 24% and 25%, respectively, of its outstanding accounts receivable.

Management Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses reported in those financial statements. Actual results could differ from those estimates and assumptions.

Derivative Financial Instruments

The Company accounts for derivative financial instruments in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 also requires the recognition of all derivative instruments as either assets or liabilities on the balance sheet and that they be measured at fair value.

Recently Issued Accounting Standards

In June 2005, the EITF reached a consensus on Issue No. 05-6, “Determining the Amortization Period for Leasehold Improvements.” This Issue addresses the amortization period for leasehold improvements in operating leases that are either (a) placed in service significantly after and not contemplated at or near the beginning of the initial lease term or (b) acquired in a business combination. Leasehold improvements that are placed in service significantly after and not contemplated at or near the beginning of the lease term should be amortized over the shorter of the useful life of the assets or a term that includes required lease periods and renewals that are deemed to be reasonably assured at the date the leasehold improvements are purchased. Leasehold improvements acquired in a business combination should be amortized over the shorter of the useful life of the assets or a term that includes required lease periods and renewals that are deemed to be reasonably assured at the date of acquisition. This Issue shall be applied to leasehold improvements that are purchased or acquired in reporting periods after June 29, 2005 and the Company does not expect this Issue to have a material impact on its consolidated financial statements.

In June 2005, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) FAS 143-1, “Accounting for Electronic Equipment Waste Obligations,” to address the accounting for electronic equipment waste obligations associated with Directive 2002/96/EC on Waste Electrical and Electronic Equipment (the “Directive”) adopted by the European Union (“EU”). The Directive effectively obligates a commercial user to incur costs associated with the retirement of a specified asset that qualifies as historical waste equipment, as defined in the Directive. Commercial users of electronic equipment should apply the provisions of SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”), and the related FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” to the obligation associated with historical waste, since this type of obligation is an asset retirement obligation. The initial recognition of an asset-retirement-cost liability shall be recorded as an equal and offsetting increase in the carrying amount of the related asset. Subsequent adjustments to the initial measurement of the asset and liability shall also be made in accordance with the provisions of SFAS No. 143. The guidance in this FSP shall be applied the later of the first reporting period ending after June 8, 2005 or the date of the adoption of the law by the applicable EU-member country. The Company is currently evaluating the impact this FSP will have on its consolidated financial statements, if any.

THE ESTÉE LAUDER COMPANIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” (“SFAS No. 154”) which establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. The statement provides guidance for determining whether retrospective application of a change in accounting principle is impracticable. The statement also addresses the reporting of a correction of an error by restating previously issued financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company will adopt this statement as required, and does not believe the adoption will have a material effect on its consolidated financial statements.

On December 21, 2004, the FASB issued FSP FAS 109-1, “Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004” (“FSP No. 109-1”), and FSP FAS 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004” (“FSP No. 109-2”). These staff positions provide accounting guidance on how companies should account for the effects of the American Jobs Creation Act of 2004 (the “AJCA”) that was signed into law on October 22, 2004.

FSP No. 109-1 states that the tax relief (special tax deduction for domestic manufacturing) from this legislation should be accounted for as a “special deduction” instead of a tax rate reduction. The special deduction for domestic manufacturing becomes effective for the Company in the first quarter of fiscal 2006. The Company believes this legislation and the provisions of FSP No. 109-1 will not have a significant impact on its effective tax rate.

FSP No. 109-2 gives a company additional time to evaluate the effects of the legislation on any plan for reinvestment or repatriation of foreign earnings for purposes of applying FASB Statement No. 109. During the fourth quarter of fiscal 2005, the Company formulated a plan to repatriate approximately $690 million of foreign earnings in fiscal 2006, which includes $500 million of extraordinary intercompany dividends under the provisions of the AJCA. This action resulted in an aggregate tax charge of approximately $35 million, which included an incremental tax charge of approximately $28 million in fiscal 2005. The overall effective rate for income taxes increased from 37.7% for fiscal 2004 to 41.2% for fiscal 2005 primarily as a result of the repatriation plan.

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”). This statement replaces SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 123(R) requires all stock-based compensation to be recognized as an expense in the financial statements and that such cost be measured according to the fair value of the award. SFAS No. 123(R) will be effective for the Company’s first quarter of fiscal 2006. While the Company currently provides the pro forma disclosures required by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” on a quarterly basis (see Note 2—Stock-Based Compensation), it is currently evaluating the impact this statement will have on its consolidated financial statements. In March 2005, Staff Accounting Bulletin No. 107 (“SAB No. 107”) was issued to provide guidance from the Securities and Exchange Commission to simplify some of the implementation challenges of SFAS No. 123(R) as this statement relates to the valuation of share-based payment arrangements for public companies. The Company will apply the principles of SAB No. 107 in connection with its adoption of SFAS No. 123(R).

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs—an amendment of ARB No. 43, Chapter 4” (“SFAS No. 151”). SFAS No. 151 requires all companies to recognize a current-period charge

THE ESTÉE LAUDER COMPANIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

for abnormal amounts of idle facility expense, freight, handling costs and wasted materials. This statement also requires that the allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 will be effective for fiscal years beginning after June 15, 2005. The Company believes the adoption of this statement will not have a material impact on its consolidated financial statements.

NOTE 3 – PUBLIC OFFERINGS

In June 2004, three Lauder family trusts sold a total of 13,000,000 shares of Class A Common Stock in a registered public offering. The Company did not receive any proceeds from the sales of these shares. The cost of this offering was borne by the selling stockholders.

NOTE 4 – ACQUISITION AND DIVESTITURE OF BUSINESSES AND LICENSE ARRANGEMENTS

As of June 30, 2005, the Company had a current liability with an equal and offsetting increase in goodwill of $37.7 million related to an expected payment to be made in fiscal 2006 to satisfy an earn-out provision related to the Company’s acquisition of Jo Malone Limited in October 1999, which payment may be satisfied by the issuance of a note to the seller.

In July 2004, the Company acquired a majority equity interest in its former distributor in Portugal. The aggregate payments made through June 30, 2005 to acquire the distributor were funded by cash provided by operations and did not have a material effect on the Company’s results of operations or financial condition. In addition, the Company assumed debt and other long-term obligations of 4.6 million Euros associated with the acquisition (approximately $5.6 million at acquisition date exchange rates). The debt is payable semi-annually through February 2008 at a variable interest rate.

In December 2003, the Company committed to a plan to sell the assets and operations of its reporting unit that sold jane brand products and sold them in February 2004. At the time the decision was made, circumstances warranted that the Company conduct an assessment of the tangible and intangible assets of the jane business. Based on this assessment, the Company determined that the carrying amount of these assets as then reflected on the Company’s consolidated balance sheet exceeded its estimated fair value. In accordance with the assessment and the closing of the sale, the Company recorded an after-tax charge to discontinued operations of $33.3 million for the fiscal year ended June 30, 2004. The charge represents the impairment of goodwill in the amount of $26.4 million; the reduction in value of other tangible assets in the amount of $2.1 million, net of tax; and the reporting unit’s operating loss of $4.8 million, net of tax. Included in the operating loss of fiscal 2004 were additional costs associated with the sale and discontinuation of the business. As a result, all consolidated statements of earnings information in the consolidated financial statements and footnotes for fiscal 2004 and fiscal 2003 have been restated for comparative purposes to reflect that reporting unit as discontinued operations, including the restatement of the makeup product category and the Americas region data presented in Note 17.

In July 2003, the Company acquired the Rodan + Fields skin care line. The initial purchase price, paid at closing, was funded by cash provided by operations, the payment of which did not have a material effect on the Company’s results of operations or financial condition. The Company expects to make additional payments between fiscal 2007 and 2011 based on certain conditions.

In April 2003, the Company acquired the Paris-based Darphin group of companies that develops, manufactures and markets the “Darphin” brand of skin care and makeup products. The initial purchase price, paid at closing, was funded by cash provided by operations, the payment of which did not have a material effect on the Company’s results of operations or financial condition. An additional payment is

THE ESTÉE LAUDER COMPANIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

expected to be made in fiscal 2009, the amount of which will depend on future net sales and earnings of the Darphin business.

At various times during fiscal 2005, 2004 and 2003, the Company acquired businesses engaged in the wholesale distribution and retail sale of Aveda products, as well as other products, in the United States and other countries.

The aggregate purchase price for these acquisitions, which includes acquisition costs, was $7.1 million, $4.4 million, and $50.4 million in fiscal 2005, 2004 and 2003, respectively, and each transaction was accounted for using the purchase method of accounting. Accordingly, the results of operations for each of the acquired businesses are included in the accompanying consolidated financial statements commencing with its date of original acquisition. Pro forma results of operations, as if each of such businesses had been acquired as of the beginning of the year of acquisition, have not been presented, as the impact on the Company’s consolidated financial results would not have been material.

In fiscal 2005, the Company was developing products under license agreements for Sean John (announced in May 2004), Tom Ford (announced in April 2005) and Missoni (announced in May 2005) and an Origins license agreement to develop and sell products using the name of Dr. Andrew Weil (announced in October 2004). In May 2003, the Company entered into a license agreement for fragrances and beauty products under the “Michael Kors” trademarks with Michael Kors, L.L.C. and purchased certain related rights and inventory from American Designer Fragrances, a division of LVMH.

Certain license agreements may require minimum royalty payments, incremental royalties based on net sales levels and minimum spending on advertising and promotional activities. Royalty expenses are accrued in the period in which net sales are earned while advertising and promotional expenses are accrued at the time these costs are incurred.

Subsequent to June 30, 2005, the Company committed to a plan to sell the assets and operations of its reporting unit that markets and sells Stila brand products and to actively seek a buyer for the brand (see Note 20).

NOTE 5 – RESTRUCTURING AND SPECIAL CHARGES

Fiscal 2003

During the fourth quarter of fiscal 2003, the Company recorded a special pre-tax charge of $22.0 million, or $13.5 million after-tax, equal to $.06 per diluted common share, in connection with the proposed settlement of a legal proceeding brought against a number of defendants including the Company (see Note 14). The amount of the charge in this case is significantly larger than similar charges the Company has incurred individually or in the aggregate for legal proceedings in any prior year. As of June 30, 2005, cumulative payments related to the special pre-tax charge were $4.8 million. The Company expects to settle a majority of the remaining obligation by the end of fiscal 2007.

Fiscal 2002 and Fiscal 2001

As of June 30, 2005 and 2004, accruals related to fiscal 2002 and fiscal 2001 restructurings were $4.7 million and $10.7 million, respectively. During fiscal 2005, 2004 and 2003, $6.0 million, $13.8 million and $36.7 million, respectively, related to these restructurings were paid. The Company expects to settle the remaining obligations through fiscal 2007.

THE ESTÉE LAUDER COMPANIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – INCOME TAXES

The provision for income taxes is comprised of the following:

	Year Ended June 30
	2005	2004	2003
	(In millions)
Current:
Federal	$53.8	$70.2	$41.9
Foreign	129.2	136.3	83.4
State and local	8.0	11.8	5.3
	191.0	218.3	130.6
Deferred:
Federal	86.5	18.0	31.4
Foreign	10.7	(1.8)	1.9
State and local	5.5	(0.1)	1.0
	102.7	16.1	34.3
	$293.7	$234.4	$164.9

A reconciliation between the provision for income taxes computed by applying the statutory Federal income tax rate to earnings before income taxes and minority interest and the actual provision for income taxes is as follows:

	Year Ended June 30
	2005	2004	2003
	(In millions)
Provision for income taxes at statutory rate	$249.5	$217.6	$175.2
Increase (decrease) due to:
State and local income taxes, net of Federal tax benefit	11.9	12.7	11.7
Effect of foreign operations	4.5	(2.7)	(1.2)
AJCA incremental dividend	27.5	—	—
Preferred stock dividends not deductible for U.S. tax purposes	0.3	6.1	—
Other nondeductible expenses	2.0	2.7	1.7
Tax credits	(2.6)	(1.3)	(12.5)
Other, net	0.6	(0.7)	(10.0)
Provision for income taxes	$293.7	$234.4	$164.9
Effective tax rate	41.2%	37.7%	32.9%

THE ESTÉE LAUDER COMPANIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Significant components of the Company’s deferred income tax assets and liabilities as of June 30, 2005 and 2004 were as follows:

	2005	2004
	(In millions)
Deferred tax assets:
Deferred compensation and other payroll related expenses	$44.4	$69.5
Inventory obsolescence and other inventory related reserves	53.0	56.7
Postretirement benefit obligations	23.3	21.0
Various accruals not currently deductible	63.1	83.1
Net operating loss and credit carryforwards	8.2	5.7
Other differences between tax and financial statement values	3.7	7.3
	195.7	243.3
Valuation allowance for deferred tax assets	(5.1)	(4.2)
Total deferred tax assets	190.6	239.1
Deferred tax liabilities:
Depreciation and amortization	(126.4)	(102.2)
Prepaid pension costs	(3.2)	(10.1)
AJCA and other foreign dividends	(35.0)	—
Other differences between tax and financial statement values	(8.8)	(7.7)
Total deferred tax liabilities	(173.4)	(120.0)
Total net deferred tax assets	$17.2	$119.1

As of June 30, 2005 and 2004, the Company had current net deferred tax assets of $85.3 million and $145.9 million, respectively, which are included in prepaid expenses and other current assets in the accompanying consolidated balance sheets. In addition, the Company had noncurrent net deferred tax liabilities of $68.1 million and $26.8 million as of June 30, 2005 and June 30, 2004, respectively, which are included in other noncurrent liabilities in the accompanying consolidated balance sheets.

During the fourth quarter of fiscal 2005, the Company formulated a plan to repatriate approximately $690 million of foreign earnings in fiscal 2006, which includes $500 million of extraordinary intercompany dividends under the provisions of the AJCA. This action resulted in an aggregate tax charge of approximately $35 million, which includes an incremental tax charge of approximately $28 million in fiscal 2005. Federal income and foreign withholding taxes have not been provided on $90.2 million of remaining undistributed earnings of international subsidiaries at June 30, 2005. The Company intends to reinvest these earnings in its foreign operations indefinitely, except where it is able to repatriate these earnings to the United States without material incremental tax provision. As of June 30, 2004 and 2003, the Company had not provided federal income and foreign withholding taxes on $560.5 million and $476.6 million, respectively, of undistributed earnings of international subsidiaries.

As of June 30, 2005 and 2004, certain international subsidiaries had tax loss carryforwards for local tax purposes of approximately $27.7 million and $24.5 million, respectively. With the exception of $12.2 million of losses with an indefinite carryforward period as of June 30, 2005, these losses expire at various dates through fiscal 2020. Deferred tax assets in the amount of $8.2 million and $5.7 million as of June 30, 2005 and 2004, respectively, have been recorded to reflect the tax benefits of the losses not utilized to date.

THE ESTÉE LAUDER COMPANIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A full valuation allowance has been provided for those deferred tax assets for which, in the opinion of management, it is more likely than not that the deferred tax assets will not be realized.

Earnings before income taxes, minority interest and discontinued operations include amounts contributed by the Company’s international operations of $582.9 million, $524.5 million and $391.4 million for fiscal 2005, 2004 and 2003, respectively. Some of these earnings are taxed in the United States.

Earnings from the Company’s global operations are subject to tax in various jurisdictions both within and outside the United States. The Company is routinely audited in these jurisdictions and these reviews can involve complex issues that may require an extended period of time for resolution. The Company’s U.S. Federal income tax returns have been examined and settled through fiscal 1997. The Company is currently under examination by the Internal Revenue Service for fiscal years 1998 through 2001. In addition, the Company has ongoing audits in various state and local jurisdictions, as well as audits in various foreign jurisdictions.

The Company provides tax reserves for Federal, state, local and international exposures relating to audit results, tax planning initiatives and compliance responsibilities. The development of these reserves requires judgments about tax issues, potential outcomes and timing, and is a subjective critical estimate. Although the outcome of these tax audits is uncertain, in management’s opinion, adequate provisions for income taxes have been made for potential liabilities emanating from these reviews. If actual outcomes differ materially from these estimates, they could have a material impact on the Company’s results of operations.

The Company has been notified of a disallowance of tax deductions claimed by its subsidiary in Spain for the fiscal years 1999 through 2002. As a result, the subsidiary was reassessed corporate income tax of approximately $3 million for this period. An appeal against this reassessment was filed with the Chief Tax Inspector. On July 18, 2005 the final assessment made by the Chief Tax Inspector was received, confirming the reassessment made by the tax auditors. An appeal against this final assessment has been filed with the Madrid Regional Economic Administrative Tribunal on July 29, 2005. While no assurance can be given as to the outcome in respect of this assessment, either during the administrative appeals process or in the Spanish courts, management believes that the subsidiary should ultimately be successful in its defense against the assessment. Accordingly, no tax reserve has been established for this potential exposure.

NOTE 7 – OTHER ACCRUED LIABILITIES

Other accrued liabilities consist of the following:

	June 30
	2005	2004
	(In millions)
Advertising and promotional accruals	$297.5	$290.2
Employee compensation	251.8	236.9
Restructuring and special charges	21.9	32.7
Other	303.6	311.7
	$874.8	$871.5

THE ESTÉE LAUDER COMPANIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8—DEBT

The Company’s short-term and long-term debt and available financing consist of the following:

	Debt at		Available financing at June 30
	June 30		Committed		Uncommitted
(In millions)	2005	2004	2005	2004	2005	2004
6.00% Senior Notes, due January 15, 2012	$246.3	$236.6	$—	$—	$—	$—
5.75% Senior Notes, due October 15, 2033	197.4	197.3	—	—	—	—
1.45% Japan loan payable, due on March 28, 2006	27.2	27.6	—	—	—	—
2015 Preferred Stock	68.4	68.4	—	—	—	—
Other long-term borrowings	7.4	—	—	—	—	—
Other short-term borrowings	20.0	5.4	—	—	152.3	167.9
Commercial paper	148.0	—	—	—	602.0	750.0
Revolving credit facility	—	—	600.0	400.0	—	—
Shelf registration for debt securities	—	—	—	—	300.0	300.0
	714.7	535.3	$600.0	$400.0	$1,054.3	$1,217.9
Less short-term debt including current maturities	(263.6)	(73.8)
	$451.1	$461.5

As of June 30, 2005, the Company had outstanding $246.3 million of 6% Senior Notes due January 2012 (“6% Senior Notes”) consisting of $250.0 million principal, an unamortized debt discount of $0.8 million, and a $2.9 million adjustment to reflect the fair value of an outstanding interest rate swap. The 6% Senior Notes, when issued in January 2002, were priced at 99.538% with a yield of 6.062%. Interest payments are required to be made semi-annually on January 15 and July 15 of each year. In May 2003, the Company entered into an interest rate swap agreement with a notional amount of $250.0 million to effectively convert the fixed rate interest on its outstanding 6% Senior Notes to variable interest rates based on six-month LIBOR.

As of June 30, 2005, the Company had outstanding $197.4 million of 5.75% Senior Notes due October 2033 (“5.75% Senior Notes”) consisting of $200.0 million principal and unamortized debt discount of $2.6 million. Interest payments, which commenced April 15, 2004, are required to be made semi-annually on April 15 and October 15 of each year. In May 2003, in anticipation of the issuance of the 5.75% Senior Notes, the Company entered into a series of treasury lock agreements on a notional amount totaling $195.0 million at a weighted average all-in rate of 4.53%. The treasury lock agreements were settled upon the issuance of the new debt and the Company received a payment of $15.0 million that will be amortized against interest expense over the life of the 5.75% Senior Notes. As a result of the treasury lock agreements, the debt discount and debt issuance costs, the effective interest rate on the 5.75% Senior Notes will be 5.395% over the life of the debt.

Effective July 1, 2003, the Company adopted SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS No. 150”). In connection with this pronouncement, the Company’s cumulative redeemable preferred stock was reclassified as a component of total debt and the related dividends thereon have been characterized as interest expense. On June 28,

THE ESTÉE LAUDER COMPANIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2005, the Company received a notice of exercise of the put right from the holder of the remaining $68.4 million of the 2015 Preferred Stock, which requires the Company to purchase the preferred stock, plus any cumulative and unpaid dividends thereon, on or before October 26, 2005. The Company plans to purchase the preferred stock on that date and to pay the anticipated dividends through that date of $0.5 million at a rate based on the after-tax yield on six-month U.S. Treasuries of 2.10%, which was reset on July 1, 2005.

The Company has a $750.0 million commercial paper program under which it may issue commercial paper in the United States. The Company’s commercial paper is currently rated A-1 by Standard & Poor’s and P-1 by Moody’s. The Company’s long-term credit ratings are A+ with a stable outlook by Standard & Poor’s and A1 with a stable outlook by Moody’s. At June 30, 2005, the Company had $148.0 million of commercial paper outstanding at an average interest rate of 3.08%.

Effective May 27, 2005, the Company entered into a five-year $600 million senior revolving credit facility, expiring on May 27, 2010. The new facility replaced its prior, unused $400 million revolving credit facility, which was effective since June 28, 2001. The new revolving credit facility may be used for general corporate purposes, including financing working capital. Up to the equivalent of $250 million of the facility is available for multicurrency loans. The interest rate on borrowings under the credit facility is based on LIBOR or on the higher of prime, which is the rate of interest publicly announced by the administrative agent, or ½% plus the Federal funds rate. The credit facility has an annual fee of $0.4 million, payable quarterly, based on the Company’s current credit ratings. The Company incurred debt issuance costs of $0.3 million which will be amortized over the term of the facility. The credit facility contains various covenants, including one financial covenant which requires the average of the debt of the Company to total capital ratio at the last day of each fiscal quarter to be less than 0.65:1. At June 30, 2005, the Company was in compliance with all financial covenants in the credit facility and there were no borrowings.

The Company maintains uncommitted credit facilities in various regions throughout the world. Interest rate terms for these facilities vary by region and reflect prevailing market rates for companies with strong credit ratings. During fiscal 2005 and 2004, the monthly average amount outstanding was approximately $10.7 million and $5.1 million, respectively, and the annualized monthly weighted average interest rate incurred was approximately 4.95% and 5.7%, respectively.

The Company also had an effective shelf registration statement covering the potential issuance of up to $300.0 million in debt securities at June 30, 2005 and 2004.

The following table represents the Company’s projected debt service payments over the next five fiscal years:

	Payments Due in Fiscal
	2006	2007	2008	2009	2010
	(In millions)
Debt service (1)	$291.6	$28.9	$27.5	$27.0	$26.1

(1)          Includes long-term and short-term debt and the related projected interest costs, and to a lesser extent, capital lease commitments.

THE ESTÉE LAUDER COMPANIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – FINANCIAL INSTRUMENTS

Derivative Financial Instruments

The Company addresses certain financial exposures through a controlled program of risk management that includes the use of derivative financial instruments. The Company primarily enters into foreign currency forward exchange contracts and foreign currency options to reduce the effects of fluctuating foreign currency exchange rates. The Company, if necessary, enters into interest rate derivatives to manage the effects of interest rate movements on the Company’s aggregate liability portfolio. The Company categorizes these instruments as entered into for purposes other than trading.

All derivatives are recognized on the balance sheet at their fair value. On the date the derivative contract is entered into, the Company designates the derivative as (i) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (“fair-value” hedge), (ii) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (“cash-flow” hedge), (iii) a foreign-currency fair-value or cash-flow hedge (“foreign-currency” hedge), (iv) a hedge of a net investment in a foreign operation, or (v) other. Changes in the fair value of a derivative that is highly effective as (and that is designated and qualifies as) a fair-value hedge, along with the loss or gain on the hedged asset or liability that is attributable to the hedged risk (including losses or gains on firm commitments), are recorded in current-period earnings. Changes in the fair value of a derivative that is highly effective as (and that is designated and qualifies as) a cash-flow hedge are recorded in other comprehensive income, until earnings are affected by the variability of cash flows (e.g., when periodic settlements on a variable-rate asset or liability are recorded in earnings). Changes in the fair value of derivatives that are highly effective as (and that are designated and qualify as) foreign-currency hedges are recorded in either current-period earnings or other comprehensive income, depending on whether the hedge transaction is a fair-value hedge (e.g., a hedge of a firm commitment that is to be settled in a foreign currency) or a cash-flow hedge (e.g., a foreign-currency-denominated forecasted transaction). If, however, a derivative is used as a hedge of a net investment in a foreign operation, its changes in fair value, to the extent effective as a hedge, are recorded in accumulated other comprehensive income within equity. Furthermore, changes in the fair value of other derivative instruments are reported in current-period earnings.

For each derivative contract entered into where the Company looks to obtain special hedge accounting treatment, the Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking the hedge transaction. This process includes linking all derivatives that are designated as fair-value, cash-flow, or foreign-currency hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. If it is determined that a derivative is not highly effective, or that it has ceased to be a highly effective hedge, the Company will be required to discontinue hedge accounting with respect to that derivative prospectively.

Foreign Exchange Risk Management

The Company enters into forward exchange contracts to hedge anticipated transactions as well as receivables and payables denominated in foreign currencies for periods consistent with the Company’s identified exposures. The purpose of the hedging activities is to minimize the effect of foreign exchange

THE ESTÉE LAUDER COMPANIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

rate movements on costs and on the cash flows that the Company receives from foreign subsidiaries. Almost all foreign currency contracts are denominated in currencies of major industrial countries and are with large financial institutions rated as strong investment grade by a major rating agency. The Company also enters into foreign currency options to hedge anticipated transactions where there is a high probability that anticipated exposures will materialize. The forward exchange contracts and foreign currency options entered into to hedge anticipated transactions have been designated as cash-flow hedges. As of June 30, 2005, these cash-flow hedges were highly effective, in all material respects.

As a matter of policy, the Company only enters into contracts with counterparties that have at least an “A” (or equivalent) credit rating. The counterparties to these contracts are major financial institutions. The Company does not have significant exposure to any one counterparty. Exposure to credit loss in the event of nonperformance by any of the counterparties is limited to only the recognized, but not realized, gains attributable to the contracts. Management believes risk of loss under these hedging contracts is remote and in any event would not be material to the Company’s consolidated financial results. The contracts have varying maturities through the end of June 2006. Costs associated with entering into such contracts have not been material to the Company’s consolidated financial results. The Company does not utilize derivative financial instruments for trading or speculative purposes. At June 30, 2005, the Company had foreign currency contracts in the form of forward exchange contracts and option contracts in the amount of $667.5 million and $120.9 million, respectively. The foreign currencies included in forward exchange contracts (notional value stated in U.S. dollars) are principally the Swiss franc ($128.6 million), British pound ($127.6 million), Euro ($123.3 million), Canadian dollar ($78.1 million), Australian dollar ($43.3 million), Japanese yen ($31.6 million) and South Korean won ($27.6 million). The foreign currencies included in the option contracts (notional value stated in U.S. dollars) are principally the Japanese yen ($33.6 million), South Korean won ($26.3 million), Euro ($21.5 million) and Swiss franc ($20.3 million). At June 30, 2004, the Company had foreign currency contracts in the form of forward exchange contracts and option contracts in the amount of $593.6 million and $82.0 million, respectively. The foreign currencies included in forward exchange contracts (notional value stated in U.S. dollars) are principally the Euro ($122.6 million), Swiss franc ($117.1 million), British pound ($72.8 million), Japanese yen ($66.7 million), South Korean won ($42.0 million), Canadian dollar ($41.7 million) and Australian dollar ($33.7 million). The foreign currencies included in the option contracts (notional value stated in U.S. dollars) are principally the Euro ($34.1 million), British pound ($25.4 million) and Swiss franc ($12.7 million).

Interest Rate Risk Management

The Company enters into interest rate derivative contracts to manage the exposure to fluctuations of interest rates on its funded and unfunded indebtedness for periods consistent with the identified exposures. All interest rate derivative contracts are with large financial institutions rated as strong investment grade by a major rating agency.

In May 2003, the Company entered into an interest rate swap agreement with a notional amount of $250.0 million to effectively convert fixed interest on the existing 6% Senior Notes to a variable interest rate based on six-month LIBOR. The interest rate swap was designated as a fair-value hedge. As of June 30, 2005, the fair-value hedge was highly effective, in all material respects.

THE ESTÉE LAUDER COMPANIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Information regarding the interest rate swap is presented in the following table:

	Year Ended or at June 30, 2005			Year Ended or at June 30, 2004
	Notional	Weighted Average		Notional	Weighted Average
($ in millions)	Amount	Pay Rate	Receive Rate	Amount	Pay Rate	Receive Rate
Interest rate swap	$250.0	4.31%	6.00%	$250.0	3.14%	6.00%

Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and cash equivalents:

The carrying amount approximates fair value, primarily because of the short maturity of cash equivalent instruments.

Short-term and long-term debt:

The fair value of the Company’s debt was estimated based on the current rates offered to the Company for debt with the same remaining maturities. To a lesser extent, debt also includes capital lease obligations for which the carrying amount approximates the fair value.

Foreign exchange and interest rate contracts:

The fair value of forwards, swaps and options is the estimated amount the Company would receive or pay to terminate the agreements.

The estimated fair values of the Company’s financial instruments are as follows:

	June 30
	2005		2004
(In millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Nonderivatives
Cash and cash equivalents	$553.3	$553.3	$611.6	$611.6
Short-term and long-term debt	714.7	763.4	535.3	545.5
Derivatives
Forward exchange contracts	2.6	2.6	1.7	1.7
Foreign currency option contracts	5.3	5.3	2.7	2.7
Interest rate swap contract	(2.9)	(2.9)	(12.5)	(12.5)

THE ESTÉE LAUDER COMPANIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – PENSION, DEFERRED COMPENSATION AND POSTRETIREMENT BENEFIT PLANS

The Company maintains pension plans covering substantially all of its full-time employees for its U.S. operations and a majority of its international operations. Several plans provide pension benefits based primarily on years of service and employees’ earnings. In certain instances, the Company adjusts benefits in connection with international employee transfers.

Retirement Growth Account Plan (U.S.)

The Retirement Growth Account Plan is a trust-based, noncontributory qualified defined benefit pension plan. The Company’s funding policy consists of an annual contribution at a rate that provides for future plan benefits and maintains appropriate funded percentages. Such contribution is not less than the minimum required by the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) and subsequent pension legislation and is not more than the maximum amount deductible for income tax purposes.

Restoration Plan (U.S.)

The Company also has an unfunded, nonqualified domestic noncontributory pension Restoration Plan to provide benefits in excess of Internal Revenue Code limitations.

International Pension Plans

The Company maintains International Pension Plans, the most significant of which are defined benefit pension plans. The Company’s funding policies for these plans are determined by local laws and regulations.

Postretirement Benefits

The Company maintains a domestic postretirement benefit plan which provides certain medical and dental benefits to eligible employees. Employees hired after January 1, 2002 are not eligible for retiree medical benefits when they retire. Certain retired employees who are receiving monthly pension benefits are eligible for participation in the plan. Contributions required and benefits received by retirees and eligible family members are dependent on the age of the retiree. It is the Company’s practice to fund these benefits as incurred. The cost of the Company-sponsored programs is not significant.

Certain of the Company’s international subsidiaries and affiliates have postretirement plans, although most participants are covered by government-sponsored or administered programs.

THE ESTÉE LAUDER COMPANIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The measurement date as of which assets and liabilities are measured is June 30, 2005. The significant components of the above mentioned plans as of and for the year ended June 30 are summarized as follows:

	Pension Plans				Other than Pension Plans
	U.S.		International		Postretirement
(In millions)	2005	2004	2005	2004	2005	2004
Change in benefit obligation:
Benefit obligation at beginning of year	$374.4	$358.7	$207.4	$191.0	$64.0	$61.8
Service cost	19.3	16.9	11.3	10.4	3.5	3.2
Interest cost	21.2	20.0	9.8	8.3	4.2	3.8
Plan participant contributions	—	—	1.3	1.2	0.2	0.1
Actuarial loss (gain)	32.0	(7.7)	35.9	(7.5)	22.9	(2.8)
Foreign currency exchange rate impact	—	—	—	13.3	—	—
Benefits paid	(23.7)	(13.5)	(13.1)	(9.3)	(2.2)	(2.1)
Plan amendments	—	—	0.9	0.2	—	—
Special termination benefits	—	—	2.0	1.5	—	—
Acquisitions, divestitures, adjustments	—	—	—	2.0	—	—
Settlements and curtailments	—	—	—	(3.7)	—	—
Benefit obligation at end of year	$423.2	$374.4	$255.5	$207.4	$92.6	$64.0
Change in plan assets:
Fair value of plan assets at beginning of year	$341.4	$277.4	$154.6	$120.9	$—	$—
Actual return on plan assets	28.6	42.0	14.6	13.6	—	—
Foreign currency exchange rate impact	—	—	0.6	9.0	—	—
Employer contributions	7.0	35.5	29.2	22.9	2.0	2.0
Plan participant contributions	—	—	1.3	1.2	0.2	0.1
Settlements and curtailments	—	—	—	(3.7)	—	—
Benefits paid from plan assets	(23.7)	(13.5)	(13.1)	(9.3)	(2.2)	(2.1)
Fair value of plan assets at end of year	$353.3	$341.4	$187.2	$154.6	$—	$—
Funded status	$(69.9)	$(33.0)	$(68.3)	$(52.8)	$(92.6)	$(64.0)
Unrecognized net actuarial loss	115.7	92.8	91.8	63.5	26.1	3.4
Unrecognized prior service cost	6.6	7.2	2.2	2.4	(0.1)	(0.1)
Unrecognized net transition obligation	—	—	0.1	0.1	—	—
Prepaid (accrued) benefit cost	$52.4	$67.0	$25.8	$13.2	$(66.6)	$(60.7)
Amounts recognized in the Balance Sheet consist of:
Prepaid benefit cost	$105.8	$118.5	$34.9	$26.0	$—	$—
Accrued benefit liability	(53.9)	(52.8)	(60.5)	(47.8)	(66.6)	(60.7)
Intangible asset	0.5	0.7	0.7	0.4	—	—
Minimum pension liability	—	0.6	50.7	34.6	—	—
Net amount recognized	$52.4	$67.0	$25.8	$13.2	$(66.6)	$(60.7)

THE ESTÉE LAUDER COMPANIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Pension Plans						Other than Pension Plans
	U.S.			International			Postretirement
($ in millions)	2005	2004	2003	2005	2004	2003	2005	2004	2003
Components of net periodic benefit cost:
Service cost, net	$19.3	$16.9	$15.1	$11.3	$10.4	$8.5	$3.5	$3.2	$2.2
Interest cost	21.2	20.0	21.2	9.8	8.3	8.1	4.2	3.8	3.2
Expected return on assets	(24.1)	(20.6)	(18.3)	(11.2)	(9.9)	(9.2)	—	—	—
Amortization of:
Transition (asset) obligation	—	—	(1.5)	—	0.3	0.3	—	—	—
Prior service cost	0.5	0.5	0.2	1.2	0.3	0.2	—	—	—
Actuarial loss (gain)	4.6	6.2	5.1	4.0	3.3	1.5	0.2	0.3	(0.1)
Special termination benefits	—	—	—	2.0	1.5	—	—	—	—
Settlements and curtailments	—	—	—	—	0.7	2.3	—	—	—
Net periodic benefit cost	$21.5	$23.0	$21.8	$17.1	$14.9	$11.7	$7.9	$7.3	$5.3
Weighted-average assumptions used to determine benefit obligations at June 30:
Pre-retirement discount rate	5.25%	6.00%	5.75%	1.75 - 5.25%	2.25 - 6.00%	2.25 - 6.00%	5.25%	6.00%	5.75%
Postretirement discount rate	4.75%	5.00%	4.75%	1.75 - 5.25%	2.25 - 6.00%	2.25 - 6.00%	5.25%	6.00%	5.75%
Rate of compensation increase	3.00 - 9.50%	3.00 - 9.50%	3.00 - 9.50%	1.75 - 4.50%	1.75 - 4.00%	1.75 - 3.75%	N/A	N/A	N/A
Weighted-average assumptions used to determine net periodic benefit cost for the year ending June 30:
Pre-retirement discount rate	6.00%	5.75%	7.00%	2.25 - 6.00%	2.25 - 6.00%	2.75 - 7.00%	6.00%	5.75%	7.00%
Postretirement discount rate	5.00%	4.75%	5.75%	2.25 - 6.00%	2.25 - 6.00%	2.75 - 7.00%	6.00%	5.75%	7.00%
Expected return on assets	7.75%	8.00%	8.50%	3.25 - 7.50%	3.25 - 7.50%	4.50 - 8.25%	N/A	N/A	N/A
Rate of compensation increase	3.00 - 9.50%	3.00 - 9.50%	4.50 - 11.00%	1.75 - 4.00%	1.75 - 3.75%	1.75 - 4.00%	N/A	N/A	N/A

In determining the long-term rate of return for a plan, the Company considers the historical rates of return, the nature of the plan’s investments and an expectation for the plan’s investment strategies.

THE ESTÉE LAUDER COMPANIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. The assumed weighted-average health care cost trend rate for the coming year is 12.20% while the ultimate trend rate of 4.50% is expected to be reached in fiscal 2015. A one-percentage-point change in assumed health care cost trend rates for fiscal 2005 would have had the following effects:

(In millions)	One-Percentage-Point Increase	One-Percentage-Point Decrease
Effect on total service and interest costs	$1.1	$(1.0)
Effect on postretirement benefit obligations	$10.1	$(9.1)

The projected benefit obligation, accumulated benefit obligation, fair value of plan assets and the other comprehensive (income) loss due to change in minimum liability recognition for the Company’s pension plans at June 30 are as follows:

	Pension Plans
	Retirement Growth Account		Restoration		International
(In millions)	2005	2004	2005	2004	2005	2004
Projected benefit obligation	$347.9	$307.1	$75.3	$67.3	$255.5	$207.4
Accumulated benefit obligation	291.9	258.5	53.9	52.8	224.1	177.2
Fair value of plan assets	353.3	341.4	—	—	187.2	154.6
Other comprehensive (income) loss due to change in minimum liability recognition:
Increase (decrease) in additional minimum liability	$—	$—	$(0.7)	$(8.1)	$16.4	$(18.7)
(Increase) decrease in intangible asset	—	—	0.1	0.1	(0.3)	0.1
Other comprehensive (income) loss	$—	$—	$(0.6)	$(8.0)	$16.1	$(18.6)

THE ESTÉE LAUDER COMPANIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

International pension plans with accumulated benefit obligations in excess of the plans’ assets had aggregate projected benefit obligations of $176.0 million and $139.4 million, aggregate accumulated benefit obligations of $156.8 million and $120.3 million and aggregate fair value of plan assets of $103.5 million and $85.0 million at June 30, 2005 and 2004, respectively.

	Pension Plans		Other Than Pension Plans
($ in millions)	U.S.	International	Postretirement
Expected Cash Flows:
Expected employer contributions for year ending June 30, 2006	$—	$19.9	N/A
Expected benefit payments for year ending June 30,
2006	40.0	9.6	$2.1
2007	31.2	7.1	2.2
2008	26.6	10.5	2.4
2009	26.6	11.1	2.8
2010	30.3	9.9	3.1
Years 2011 - 2015	174.1	70.6	23.2

	Pension Plans		Other Than Pension Plans
($ in millions)	U.S.	International	Postretirement
Plan Assets:
Actual asset allocation at June 30, 2005
Equity	67%	62%	N/A
Fixed income	26%	32%	N/A
Other	7%	6%	N/A
	100%	100%	N/A
Target asset allocation
Equity	57%	62%	N/A
Fixed income	28%	36%	N/A
Other	15%	2%	N/A
	100%	100%	N/A

The target asset allocation policy was set to maximize returns with consideration to the long-term nature of the obligations and maintaining a lower level of overall volatility through the allocation to fixed income. During the year, the asset allocation is reviewed for adherence to the target policy and is rebalanced periodically towards the target weights.

401(k) Savings Plan (U.S.)

The Company’s 401(k) Savings Plan (“Savings Plan”) is a contributory defined contribution plan covering substantially all regular U.S. employees who have completed the hours and service requirements, as defined by the plan document. Regular full-time employees are eligible to participate in the Savings Plan on the first day of the second month following their date of hire. The Savings Plan is subject to the applicable provisions of ERISA. The Company matches a portion of the participant’s contributions after

THE ESTÉE LAUDER COMPANIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

one year of service under a predetermined formula based on the participant’s contribution level and years of service. The Company’s contributions were approximately $9.8 million for the fiscal year ended June 30, 2005 and $9.1 million for the fiscal years ended June 30, 2004 and 2003. Shares of the Company’s Class A Common Stock are not an investment option in the Savings Plan and the Company does not use such shares to match participants’ contributions.

Deferred Compensation

The Company accrues for deferred compensation and interest thereon, and for the increase in the value of share units pursuant to agreements with certain key executives and outside directors. The amounts included in the accompanying consolidated balance sheets under these plans were $71.0 million and $135.4 million as of June 30, 2005 and 2004, respectively. The expense for fiscal 2005, 2004 and 2003 was $10.2 million, $16.6 million and $17.4 million, respectively. During 2005, the Company made deferred compensation payments to a former executive of $71.2 million.

NOTE 11 – POSTEMPLOYMENT BENEFITS OTHER THAN TO RETIREES

The Company provides certain postemployment benefits to eligible former or inactive employees and their dependents during the period subsequent to employment but prior to retirement. These benefits include health care coverage and severance benefits. The cost of providing these benefits is accrued and any incremental benefits were not material to the Company’s consolidated financial results.

NOTE 12 – COMMON STOCK

As of June 30, 2005, the Company’s authorized common stock consists of 650 million shares of Class A Common Stock, par value $.01 per share, and 240 million shares of Class B Common Stock, par value $.01 per share. Class B Common Stock is convertible into Class A Common Stock, in whole or in part, at any time and from time to time at the option of the holder, on the basis of one share of Class A Common Stock for each share of Class B Common Stock converted. Holders of the Company’s Class A Common Stock are entitled to one vote per share and holders of the Company’s Class B Common Stock are entitled to ten votes per share.

THE ESTÉE LAUDER COMPANIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Information about the Company’s common stock outstanding is as follows:

	Class A	Class B
	(Shares in thousands)
Balance at June 30, 2002	129,190.1	108,412.5
Acquisition of treasury stock	(11,245.2)	—
Conversion of Class B to Class A	950.0	(950.0)
Share grants	4.0	—
Share units converted	0.8	—
Stock option programs	1,094.0	—
Balance at June 30, 2003	119,993.7	107,462.5
Acquisition of treasury stock	(2,832.6)	—
Conversion of Class B to Class A	14,449.6	(14,449.6)
Share grants	2.0	—
Stock option programs	2,901.4	—
Balance at June 30, 2004	134,514.1	93,012.9
Acquisition of treasury stock	(10,720.0)	—
Issuance of treasury stock	1.5	—
Conversion of Class B to Class A	5,372.0	(5,372.0)
Share grants	1.2	—
Stock option programs	3,494.6	—
Balance at June 30, 2005	132,663.4	87,640.9

On September 18, 1998, the Company’s Board of Directors authorized a share repurchase program to repurchase a total of up to 8.0 million shares of Class A Common Stock in the open market or in privately negotiated transactions, depending on market conditions and other factors. The Board of Directors authorized the repurchase of up to 10.0 million additional shares of Class A Common Stock in both October 2002 and May 2004, and an additional 20.0 million in May 2005, increasing the total authorization under the share repurchase program to 48.0 million shares. As of June 30, 2005, approximately 27.4 million shares have been purchased under this program.

In May 2005, the Company purchased 1,872,000 shares of Class A Common Stock from a related party for $73.5 million.

NOTE 13 – STOCK PROGRAMS

The Company has established the Fiscal 2002 Share Incentive Plan, the Fiscal 1999 Share Incentive Plan, the Fiscal 1996 Share Incentive Plan and the Non-Employee Director Share Incentive Plan (collectively, the “Plans”) and, additionally, has made available stock options and share units that were, or will be, granted pursuant to these Plans and certain employment agreements. These stock-based compensation programs are described below.

Total net compensation income attributable to the granting of share units, the decrease in value of existing share units and the granting of stock options to a consultant was $1.3 million in fiscal 2005. Total net compensation expense attributable to the granting of share units and the increase in value of existing share units was $7.8 million and $1.4 million in fiscal 2004 and 2003, respectively.

THE ESTÉE LAUDER COMPANIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Share Incentive Plans

The Plans provide for the issuance of 30,750,000 shares to be awarded in the form of stock options, stock appreciation rights and other stock awards to key employees and stock options, stock awards and stock units to non-employee directors of the Company. As of June 30, 2005, 2,554,200 shares of Class A Common Stock were reserved and were available to be granted pursuant to the Plans. The exercise period for all stock options generally may not exceed ten years from the date of grant. Pursuant to the Plans, stock option awards in respect of 2,219,300, 2,693,500 and 6,651,200 shares were granted in fiscal 2005, 2004 and 2003, respectively. Generally, the stock options become exercisable at various times through February 2009.

In addition to awards made by the Company, certain outstanding stock options were assumed as part of the October 1997 acquisition of the companies that sold jane brand products. Of the 221,200 originally issued options to acquire shares of the Company’s Class A Common Stock, 4,100 were outstanding as of June 30, 2005, all of which were exercisable and will expire through May 2007.

Executive Employment Agreements

The executive employment agreements provide for the issuance of 11,400,000 shares to be awarded in the form of stock options and other stock awards to certain key executives. The Company has reserved 660,400 shares of its Class A Common Stock pursuant to such agreements as of June 30, 2005.

A summary of the Company’s stock option programs as of June 30, 2005, 2004 and 2003, and changes during the years then ended, is presented below:

	2005		2004		2003
(Shares in thousands)	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Outstanding at beginning of year	28,949.8	$36.23	29,542.2	$34.93	24,843.5	$35.10
Granted at fair value	2,219.3	43.31	2,693.5	34.77	6,651.2	32.02
Exercised	(3,496.1)	23.05	(2,901.4)	21.18	(1,094.0)	15.16
Cancelled or expired	(328.3)	42.07	(384.5)	39.85	(858.5)	43.10
Outstanding at end of year	27,344.7	38.42	28,949.8	36.23	29,542.2	34.93
Options exercisable at year-end	21,422.1	38.66	19,507.8 (a)	36.49	16,425.6	32.31
Weighted-average fair value of options granted during the year	$16.45		$13.07		$12.35

(a)           Does not include approximately 1,467,300 shares which became exercisable on July 1, 2004 due to the retirement of an executive on June 30, 2004, based on the original terms of the option grants.

THE ESTÉE LAUDER COMPANIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Summarized information about the Company’s stock options outstanding and exercisable at June 30, 2005 is as follows:

	Outstanding			Exercisable
Exercise Price Range	Options (a)	Average Life (b)	Average Price (c)	Options (a)	Average Price (c)
$3.10	4.1	2.3	$3.10	4.1	$3.10
$13.00 to $20.813	469.4	0.4	13.13	469.4	13.13
$21.313 to $30.52	3,383.2	2.4	24.72	3,081.0	24.22
$31.875 to $47.625	17,363.0	6.4	37.09	11,742.6	36.67
$49.75 to $53.50	6,125.0	4.1	51.71	6,125.0	51.71
$3.10 to $53.50	27,344.7	5.3	38.42	21,422.1	38.66

(a)           Shares in thousands.

(b)          Weighted average contractual life remaining in years.

(c)           Weighted average exercise price.

Pursuant to the Plans, share units in respect of 3,000, 62,100 and 57,800 shares were granted in fiscal 2005, 2004 and 2003, respectively, and pursuant to the executive employment agreements, 1,200 and 1,400 were granted in fiscal 2004 and 2003, respectively. On August 24, 2004, the Company’s Compensation Committee of the Board of Directors approved the conversion of 365,600 share units (207,500 from the Plans and 158,100 from the executive employment agreements) into a cash equivalent amount of $16.1 million which was paid in the second quarter of fiscal 2005. There were no share units converted to common stock in fiscal 2005 or fiscal 2004. 800 share units were converted into shares of Class A Common Stock in fiscal 2003. At June 30, 2005 and 2004, total outstanding share units were 7,700 and 370,200, respectively. All of the units outstanding at June 30, 2005 were granted under the Non-Employee Director Share Incentive Plan and will be converted into shares of Class A Common Stock as provided for in that plan.

NOTE 14 – COMMITMENTS AND CONTINGENCIES

Total rental expense included in the accompanying consolidated statements of earnings was $179.5 million in fiscal 2005, $166.1 million in fiscal 2004 and $146.9 million in fiscal 2003. At June 30, 2005, the future minimum rental commitments under long-term operating leases are as follows:

Year Ending June 30	(In millions)
2006	$148.7
2007	133.7
2008	117.2
2009	102.2
2010	90.4
Thereafter	542.6
$1,134.8

The Company is involved, from time to time, in litigation and other legal proceedings incidental to its business. Management believes that the outcome of current litigation and legal proceedings will not have a

THE ESTÉE LAUDER COMPANIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

material adverse effect upon the results of operations or financial condition of the Company. However, management’s assessment of the Company’s current litigation and other legal proceedings could change in light of the discovery of facts with respect to legal actions or other proceedings pending against the Company not presently known to the Company or determinations by judges, juries or other finders of fact which are not in accord with management’s evaluation of the possible liability or outcome of such litigation or proceedings.

On March 30, 2005, the United States District Court for the Northern District of California entered into a Final Judgment approving the settlement agreement the Company entered into in July 2003, with the plaintiffs, the other Manufacturer Defendants (as defined below) and the Department Store Defendants (as defined below) in a consolidated class action lawsuit that had been pending in the Superior Court of the State of California in Marin County since 1998. On April 29, 2005, notices of appeal were filed by representatives of two members of the purported class of consumers. If the appeal is resolved satisfactorily, the Final Judgment will result in the plaintiffs’ claims being dismissed, with prejudice, in their entirety in both the Federal and California actions. There has been no finding or admission of any wrongdoing by the Company in this lawsuit. The Company entered into the settlement agreement solely to avoid protracted and costly litigation. In connection with the settlement agreement, the defendants, including the Company, will provide consumers with certain free products and pay the plaintiffs’ attorneys’ fees. To meet its obligations under the settlement, the Company took a special pre-tax charge of $22.0 million, or $13.5 million after-tax, equal to $.06 per diluted common share in the fourth quarter of fiscal 2003. At June 30, 2005, the remaining accrual balance was $17.2 million. The charge did not have a material adverse effect on the Company’s consolidated financial condition. In the Federal action, the plaintiffs, purporting to represent a class of all U.S. residents who purchased prestige cosmetics products at retail for personal use from eight department stores groups that sold such products in the United States (the “Department Store Defendants”), alleged that the Department Store Defendants, the Company and eight other manufacturers of cosmetics (the “Manufacturer Defendants”) conspired to fix and maintain retail prices and to limit the supply of prestige cosmetics products sold by the Department Store Defendants in violation of state and Federal laws. The plaintiffs sought, among other things, treble damages, equitable relief, attorneys’ fees, interest and costs.

In 1998, the Office of the Attorney General of the State of New York (the “State”) notified the Company and ten other entities that they are potentially responsible parties (“PRPs”) with respect to the Blydenburgh landfill in Islip, New York. Each PRP may be jointly and severally liable for the costs of investigation and cleanup, which the State estimates to be $16 million for all PRPs. In 2001, the State sued other PRPs (including Hickey’s Carting, Inc., Dennis C. Hickey and Maria Hickey, collectively the “Hickey Parties”), in the U.S. District Court for the Eastern District of New York to recover such costs in connection with the site, and in September 2002, the Hickey Parties brought contribution actions against the Company and other Blydenburgh PRPs. These contribution actions seek to recover, among other things, any damages for which the Hickey Parties are found liable in the State’s lawsuit against them, and related costs and expenses, including attorneys’ fees. In June 2004, the State added the Company and other PRPs as defendants in its pending case against the Hickey Parties. The Company and certain other PRPs have engaged in settlement discussions which to date have been unsuccessful. The Company has accrued an amount which it believes would be necessary to resolve its share of this matter. If settlement discussions are not successful, the Company intends to vigorously defend the pending claims. While no assurance can be given as to the ultimate outcome, management believes that the resolution of the Blydenburgh matters will not have a material adverse effect on the Company’s consolidated financial condition.

THE ESTÉE LAUDER COMPANIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In January 2004, the Portuguese Tax Administration issued a report alleging that the Company’s subsidiary had income subject to tax in Portugal for the three calendar years ended December 31, 2002. The Company’s subsidiary has been operating in the Madeira Free Trade Zone since 1989 under license from the Madeira Development Corporation and, in accordance with such license and the laws of Portugal, the Company believes that its income is not subject to Portuguese income tax. In February 2004, the subsidiary filed an appeal of the finding to the Portuguese Secretary of State for Fiscal Matters. The appeal is still pending. On December 20, 2004, the subsidiary received a notice of assessment from the Portuguese Tax Administration solely in respect of the calendar year ended December 31, 2000. The assessment, which includes interest, amounted to 27.7 million Euros. At the end of March 2005, the subsidiary filed an opposition to the assessment. No action has been taken by the Portuguese Tax Administration in respect of the opposition, which remains pending. In August 2005, the Portuguese Tax Administration notified the subsidiary that it is beginning executive procedures to collect on the assessment for 2000, and the Company is in the process of arranging the required financial guarantee. On May 17 and 18, 2005, the subsidiary received notices of assessment from the Portuguese Tax Administration in respect of the calendar years ended December 31, 2001 and 2002. The assessments are for 21.6 million Euros and 22.4 million Euros, respectively, to which the subsidiary has filed oppositions in July 2005. While no assurance can be given as to the ultimate outcome in respect of the foregoing assessments or any additional assessments that may be issued for subsequent periods, management believes that the likelihood that the assessment or any future assessments ultimately will be upheld is remote.

In December 2004, a plaintiff purporting to represent a nationwide class brought an action in the Superior Court of California for the County of San Diego. The complaint, as amended, names two of the Company’s subsidiaries and approximately 25 other defendants, including manufacturers and retailers. The plaintiff is seeking injunctive relief, restitution, and general, special and punitive damages for alleged violations of the California Unfair Competition Law, the California False Advertising Law, and for negligent and intentional misrepresentation. The purported class includes individuals “who have purchased skin care products from defendants that have been falsely advertised to have an ‘anti-aging’ or youth inducing benefit or effect.” The Company intends to defend itself vigorously. While no assurance can be given as to the ultimate outcome, management believes that the resolution of this lawsuit will not have a material adverse effect on the Company’s consolidated financial condition.

In June 2005, an action was filed in the United States District Court for the Southern District of Florida against one of its subsidiaries. Two of the Company’s department store customers were added as defendants in an amended complaint filed in August 2005. The plaintiff, purporting to represent a nationwide class of individuals “who have purchased skin care products from Defendant that have been falsely advertised to have an ‘anti-aging’ or youth-inducing benefit or effect,” seeks injunctive relief as well as compensatory and punitive damages for alleged breach of express and implied warranties, negligent misrepresentation, and false advertising and unfair business practices. While no assurance can be given as to the ultimate outcome, management believes that the resolution of this lawsuit will not have a material adverse effect on the Company’s consolidated financial condition.

NOTE 15 – NET UNREALIZED INVESTMENT GAINS

Under SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” available-for-sale securities are recorded at market value. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a component of stockholders’ equity until realized. The Company’s investments subject to the provisions of SFAS No. 115

THE ESTÉE LAUDER COMPANIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

are treated as available-for-sale and, accordingly, the applicable investments have been adjusted to market value with a corresponding adjustment, net of tax, to net unrealized investment gains in accumulated other comprehensive income. Included in accumulated other comprehensive income was an unrealized investment gain (net of deferred taxes) of $0.4 million and $0.1 million at June 30, 2005 and 2004, respectively.

NOTE 16 – STATEMENT OF CASH FLOWS

Supplemental disclosure of significant non-cash transactions

As a result of stock option exercises, the Company recorded tax benefits of $19.7 million, $19.3 million and $7.9 million during fiscal 2005, 2004 and 2003, respectively, which are included in additional paid-in capital in the accompanying consolidated financial statements.

As of June 30, 2005, and 2004, the Company had a current liability and an equal and offsetting decrease in long-term debt of $2.9 million and $12.5 million, respectively, reflecting the fair market value of an interest rate swap which was classified as a fair value hedge of the 6% Senior Notes (see Note 8).

As of June 30, 2005, the Company had a current liability with an equal and offsetting increase in goodwill of $37.7 million related to an expected payment to be made in fiscal 2006 to satisfy an earn-out provision related to the Company’s acquisition of Jo Malone Limited in October 1999, which payment may be satisfied by the issuance of a note to the seller. In addition, in fiscal 2005, the Company had acquired $10.9 million of machinery and equipment through capital lease arrangements, of which the related liability is included in short-term and long-term debt.

NOTE 17 – SEGMENT DATA AND RELATED INFORMATION

Reportable operating segments, as defined by SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” include components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (the “Chief Executive”) in deciding how to allocate resources and in assessing performance. As a result of the similarities in the manufacturing, marketing and distribution processes for all of the Company’s products, much of the information provided in the consolidated financial statements is similar to, or the same as, that reviewed on a regular basis by the Chief Executive. Although the Company operates in one business segment, beauty products, management also evaluates performance on a product category basis.

While the Company’s results of operations are also reviewed on a consolidated basis, the Chief Executive reviews data segmented on a basis that facilitates comparison to industry statistics. Accordingly, net sales, depreciation and amortization, and operating income are available with respect to the manufacture and distribution of skin care, makeup, fragrance, hair care and other products. These product categories meet the FASB’s definition of operating segments and, accordingly, additional financial data are provided below. The “other” segment includes the sales and related results of ancillary products and services that do not fit the definition of skin care, makeup, fragrance and hair care.

The Company evaluates segment performance based upon operating income, which represents earnings before income taxes, minority interest, net interest expense and discontinued operations. The accounting policies for each of the reportable segments are the same as those described in the summary of significant accounting policies, except for depreciation and amortization charges, which are allocated, primarily, based upon net sales. The assets and liabilities of the Company are managed centrally and are reported internally

THE ESTÉE LAUDER COMPANIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

in the same manner as the consolidated financial statements; thus, no additional information is produced for the Chief Executive or included herein.

	Year Ended June 30
	2005	2004	2003
	(In millions)
PRODUCT CATEGORY DATA
Net Sales:
Skin Care	$2,352.1	$2,140.1	$1,893.7
Makeup	2,366.8	2,099.4	1,841.6
Fragrance	1,260.6	1,221.1	1,059.6
Hair Care	273.9	249.4	228.9
Other	26.6	31.5	26.0
	$6,280.0	$5,741.5	$5,049.8
Depreciation and Amortization:
Skin Care	$70.6	$68.2	$62.2
Makeup	78.1	75.1	67.4
Fragrance	38.5	39.3	35.5
Hair Care	7.8	6.3	7.1
Other	0.8	1.0	0.8
	$195.8	$189.9	$173.0

THE ESTÉE LAUDER COMPANIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Year Ended June 30
	2005	2004	2003
	(In millions)
PRODUCT CATEGORY DATA
Operating Income:
Skin Care	$365.8	$336.3	$273.2
Makeup	301.1	262.6	211.7
Fragrance	35.8	24.8	32.1
Hair Care	22.8	23.6	14.8
Other	1.3	1.6	(1.0)
	726.8	648.9	530.8
Reconciliation:
Restructuring and special charges	—	—	(22.0)
Interest expense, net	(13.9)	(27.1)	(8.1)
Earnings before income taxes, minority interest and discontinued operations	$712.9	$621.8	$500.7
GEOGRAPHIC DATA
Net Sales:
The Americas	$3,351.1	$3,120.8	$2,904.1
Europe, the Middle East & Africa	2,109.1	1,863.4	1,499.2
Asia/Pacific	819.8	757.3	646.5
	$6,280.0	$5,741.5	$5,049.8
Operating Income:
The Americas	$366.2	$323.2	$262.7
Europe, the Middle East & Africa	305.3	276.9	226.7
Asia/Pacific	55.3	48.8	41.4
	726.8	648.9	530.8
Restructuring and special charges	—	—	(22.0)
	$726.8	$648.9	$508.8

	June 30
	2005	2004	2003
	(In millions)
Total Assets:
The Americas	$2,149.8	$2,319.3	$2,272.7
Europe, the Middle East & Africa	1,432.6	1,107.1	831.1
Asia/Pacific	303.4	281.7	246.1
	$3,885.8	$3,708.1	$3,349.9
Long-Lived Assets (property, plant and equipment, net):
The Americas	$463.1	$443.9	$446.2
Europe, the Middle East & Africa	192.9	170.7	132.2
Asia/Pacific	38.2	32.4	29.3
	$694.2	$647.0	$607.7

THE ESTÉE LAUDER COMPANIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 – UNAUDITED QUARTERLY FINANCIAL DATA

The following summarizes the unaudited quarterly operating results of the Company for the years ended June 30, 2005 and 2004:

	Quarter Ended
	September 30	December 31	March 31	June 30	Total Year
	(In millions, except per share data)
Fiscal 2005
Net sales	$1,490.3	$1,736.3	$1,525.3	$1,528.1	$6,280.0
Gross profit	1,082.6	1,292.4	1,141.6	1,160.6	4,677.2
Operating income	156.3	232.7	178.8	159.0	726.8
Net earnings from continuing operations	95.7	139.7	107.6	66.9	409.9
Net earnings	95.0	138.3	106.2	66.6	406.1
Net earnings per common share from continuing operations:
Basic	.42	.62	.48	.30	1.82
Diluted	.41	.61	.47	.30	1.80
Net earnings per common share:
Basic	.42	.61	.47	.30	1.80
Diluted	.41	.60	.46	.30	1.78
Fiscal 2004
Net sales	$1,334.4	$1,606.6	$1,409.5	$1,391.0	$5,741.5
Gross profit	973.3	1,196.8	1,053.6	1,053.5	4,277.2
Operating income	130.1	221.0	169.4	128.4	648.9
Net earnings from continuing operations	77.8	127.6	100.1	73.0	378.5
Net earnings	77.0	95.7	98.3	71.1	342.1
Net earnings per common share from continuing operations:
Basic	.35	.56	.44	.32	1.66
Diluted	.34	.55	.43	.32	1.64
Net earnings per common share:
Basic	.34	.42	.43	.31	1.50
Diluted	.33	.41	.42	.31	1.48

NOTE 19 – UNAUDITED SUBSEQUENT EVENTS

Subsequent to June 30, 2005 and through January 31, 2006, pursuant to the authorized share repurchase program, the Company purchased an additional 8.8 million shares of Class A Common Stock for $305.8 million bringing the cumulative total of acquired shares to 36.2 million under this program. In addition, since June 30, 2005, 1,840,000 shares of the Company’s Class B Common Stock were converted into Class A Common Stock.

In October 2005, the Company redeemed the remaining $68.4 million of the 2015 Preferred Stock that was outstanding at June 30, 2005 and paid the accrued dividends thereon.

Subsequent to June 30, 2005, the Company acquired a business engaged in the wholesale distribution and retail sale of Aveda products resulting in an increase to goodwill of $5.7 million. In addition, the Company settled its obligation, recorded as goodwill at June 30, 2005, related to an earn-out provision in the Company’s fiscal 2000 acquisition of Jo Malone Limited.

Since June 30, 2005, the Company made additional commitments pursuant to employment agreements of approximately $30 million, which are expected to be paid through fiscal 2011. Furthermore, the Company committed to spend approximately $21 million to support the company-wide initiative to upgrade its information systems, which is expected to be paid through November 2006.

As part of an initiative to reduce expenses, the Company offered a voluntary separation program to North America-based employees. Subsequent to June 30, 2005 and through January 24, 2006, the Company recorded non-recurring expenses of approximately $32 million related to the implementation of this cost savings initiative. These charges represent the initial costs relating to one element of the program.

NOTE 20 – SUBSEQUENT EVENT – DISCONTINUED OPERATIONS

In September 2005, the Company committed to a plan to sell the assets and operations of its reporting unit that markets and sells Stila brand products and to actively seek a buyer for the brand. Following this decision, and as a result of the Company’s efforts to sell the assets and operations of this reporting unit during the quarter ended December 31, 2005, the Company recorded a charge of $72.0 million (net of $16.2 million tax benefit) as discontinued operations for the six months ended December 31, 2005. The charge reflects the anticipated loss on the sale of the business of $65.5 million, net of tax, and the operating loss of $6.5 million, net of tax, for the six months ended December 31, 2005. Net sales associated with the discontinued operations were $25.7 million for the six months ended December 31, 2005.

All statements of earnings information for the prior periods has been restated for comparative purposes, including the restatement of the makeup product category and each of the geographic regions presented in Note 17.

THE ESTÉE LAUDER COMPANIES INC.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
Three Years Ended June 30, 2005
(In millions)

COL. A	COL. B	COL. C		COL. D		COL. E
		Additions
Description	Balance at Beginning of Period	(1) Charged to Costs and Expenses	(2) Charged to Other Accounts	Deductions		Balance at End of Period
Reserves deducted in the balance sheet from the assets to which they apply:
Allowance for doubtful accounts:
Year ended June 30, 2005	$30.1	$11.4	$—	$12.6	(a)	$28.9
Year ended June 30, 2004	$31.8	$23.9	$—	$25.6	(a)	$30.1
Year ended June 30, 2003	$30.6	$31.5	$—	$30.3	(a)	$31.8
Accrued restructuring and special charges:
Year ended June 30, 2005 (b)	$32.7	$—	$—	$10.8		$21.9
Year ended June 30, 2004 (b)	$46.5	$—	$—	$13.8		$32.7
Year ended June 30, 2003 (b)	$61.2	$22.0	$—	$36.7		$46.5

(a)           Includes amounts written-off, net of recoveries.

(b)          Included in other accrued liabilities.

S-1